Exhibit 3.10

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 04:01 PM 08/28/2001
010426392 – 3373140

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF FORMATION

OF

EXO-TECH PACKAGING, L.LC.

The Certificate of Formation of the limited liability company is hereby amended by striking Article 1 thereof and by substituting in lien of said article the following new Article 1:

1. The name of the limited liability company is Exopack, LLC (the “Company”).

IN WITNESS WHEREOF, the undersigned authorized person has duly executed this Certificate of Amendment this 28 day of August, 2001.

EXO-TECH PACKAGING, L.L.C.

By:	/s/ Patrick M. Woods
Patrick M. Woods
President and Chief Executive Officer